Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports Financial Results
Food Ingredients business reports record sales and operating profits for the quarter.
Consolidated gross margin improved and operating loss declined.
Debt was reduced $35 million during first 9 months of FY’10.
CENTENNIAL, Co., July 8, 2010 – Penford Corporation (Nasdaq: PENX), a leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended May 31, 2010 were $61.9 million compared with $61.3 million a year ago. Diluted loss per share, including discontinued operations, was $0.51. Net loss from continuing operations was $5.8 million, or $0.49 per diluted share, compared to a net loss of $4.3 million, or $0.39 per diluted share last year. A table summarizing third quarter results from continuing operations is shown below:

Penford Corporation – Financial Highlights	Quarter Ended
(In thousands except per share data)	5/31/10	5/31/09		% Change
Industrial Ingredients:
Sales	$42,010	$44,670		(6)%
Gross margin	(3,847)	(5,558)		31%
Operating loss	(6,847)	(7,047	)(1)	3%

Food Ingredients:
Sales	$19,899	$16,606		20%
Gross margin	7,112	5,573		28%
Operating income	5,018	3,365		49%

Consolidated:
Sales	$61,909	$61,276		1%
Gross margin	3,265	14		NA
Operating loss	(4,091)	(6,036	)(1)	32%
Net Loss from continuing operations	(5,758)	(4,343)		(33)%
Diluted loss per share – continuing operations	$(0.49)	$(0.39)		26%
Diluted loss per share – discontinued operations	$(0.02)	$(0.27)		93%

Diluted loss per share	$(0.51)	$(0.66)		23%

(1)	Includes $1.1 million of net insurance recoveries in the quarter ended 5/31/09
Third Fiscal Quarter Consolidated Financial Results
•	Consolidated sales were comparable to last year at $61.9 million. Higher volume offset lower selling prices.

•	Lower costs and higher productivity improved results. Gross margin expanded $3.3 million and unit costs declined by 11%.

•	Quarterly operating losses were $4.1 million compared with a loss of $7.1 million last year, excluding net insurance recoveries of $1.1 million in fiscal 2009.

•	Net loss from continuing operations for the third quarter includes a $1.0 million pre-tax non-cash charge related to unamortized transaction costs from the Company’s prior credit facility, and a $1.6 million pre-tax interest rate swap termination expense.

Food Ingredients Third Quarter Results
•	The Food Ingredients business reported record sales of $19.9 million for the quarter, increasing 20% over last year.

•	Revenue grew by 20% in the quarter from a combination of stronger sales of established products and gains in new business in several areas.

•	Gross margin and operating income increased as unit costs fell 9%. Cost savings programs and higher plant throughput contributed $1.3 million to higher quarter profits.
Industrial Ingredients Third Quarter Results
•	Sales of specialty products grew 15%.

•	Industrial starch volumes expanded by more than 10% as paper end-market fundamentals improved. Higher volumes offset approximately half of the impact of lower average unit selling prices.

•	Ethanol volume represented just under half of the Industrial product mix. Revenues and volume for the third quarter of fiscal 2010 were comparable to a year ago.

•	Cost reduction program effects, higher throughput rates, improved yields and lower raw material costs impacted results by $7.2 million in the quarter.
Cash and Debt
•	A previously announced, on April 7, 2010, the Company issued $40 million of preferred stock, which is mandatorily redeemable in seven years. The dividend rate on the preferred stock is 15%, with 6% payable in cash quarterly. The Company also entered into a five-year, $60 million, secured revolving line of credit with a syndicate of banks that includes the Bank of Montreal, Bank of America and Rabobank Nederland.

•	The Company reduced debt levels from $95.7 million at August 31, 2009 to $60.3 million, including $40 million of preferred stock, at May 31, 2010.

•	Year-to-date cash provided by operations was $9.8 million compared to cash used in operations of $12.3 million for the first nine months of fiscal 2009. Improvements in working capital contributed $5.2 million to cash in fiscal 2010.
Conference Call
Penford will host a conference call to discuss third quarter financial and operational results today, July 8, 2010 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 8, 2010, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has five manufacturing and/or research locations in the United States.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the amount and timing of flood insurance recoveries; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation	Three months ended		Nine months ended
Financial Highlights	May 31		May
(In thousands except per share data)	2010	2009	2010	2009
	(unaudited)
Consolidated Results

Sales	$61,909	$61,276	$191,272	$184,799

Loss from continuing operations	(5,758)	(4,343)	(6,503)	(7,984)
Income (loss) from discontinued operations, net of tax	(218)	(3,072)	16,312	(21,978)

Net income (loss)	$(5,976)	$(7,415)	$9,809	$(29,962)

Loss per share, diluted – continuing operations	$(0.49)	$(0.39)	$(0.58)	$(0.72)
Income (loss) per share, diluted – discontinued operations	$(0.02)	$(0.27)	$1.43	$(1.97)

Income (loss) per share, diluted	$(0.51)	$(0.66)	$0.85	$(2.69)

Cash Flows

Cash flow provided by (used in) continuing operations:
Operating activities	$(1,855)	$1,725	$9,759	$(12,293)
Investing activities	(663)	(5,254)	16,238	(7,981)
Financing activities	2,518	5,106	(31,537)	21,850

	—	1,577	(5,540)	1,576
Net cash flow provided (used in) by discontinued operations	(890)	876	(270)	382

Total cash used	$(890)	$2,453	$(5,810)	1,958
Balance Sheets

	May 31,	August 31,
	2010	2009
	(unaudited)
Current assets	$61,636	$68,336
Current assets of discontinued operations	—	38,486
Property, plant and equipment, net	113,524	119,049
Other assets	33,618	28,147
Non-current assets of discontinued operations	—	4,227

Total assets	208,778	258,245

Current liabilities	27,035	44,958
Current liabilities of discontinued operations	—	16,028
Long-term debt	19,833	71,141
Redeemable preferred stock	32,940
Other liabilities	42,628	43,908
Non-current liabilities of discontinued operations	—	2,851
Shareholders’ equity	86,342	79,359

Total liabilities and equity	$208,778	$258,245

Penford Corporation	Three months ended		Nine months ended
Consolidated Statements of Operations	May 31		May 31
(In thousands except per share data)	2010	2009	2010	2009
	(unaudited)
Sales	$61,909	$61,276	$191,272	$184,799

Cost of sales	58,644	61,262	171,317	181,960

Gross margin	3,265	14	19,955	2,839

Operating expenses	6,312	6,048	18,854	18,212
Research and development expenses	1,044	1,077	3,165	3,368
Flood related costs, net of insurance recoveries	—	(1,075)	—	(9,109)

Loss from operations	(4,091)	(6,036)	(2,064)	(9,632)

Non-operating income (expense), net	(2,606)	515	(1,997)	1,464
Interest expense	1,904	1,400	5,324	3,848

Loss before income taxes	(8,601)	(6,921)	(9,385)	(12,016)

Income tax benefit	(2,843)	(2,578)	(2,882)	(4,032)

Loss from continuing operations	(5,758)	(4,343)	(6,503)	(7,984)

Income (loss) from discontinued operations, net of tax	(218)	(3,072)	16,312	(21,978)

Net income (loss)	$(5,976)	$(7,415)	$9,809	$(29,962)

Weighted average common shares and equivalents outstanding, diluted	11,796	11,176	11,396	11,169

Loss per share, diluted – continuing operations	$(0.49)	$(0.39)	$(0.58)	$(0.72)
Income (loss) per share, diluted – discontinued operations	$(0.02)	$(0.27)	$1.43	$(1.97)

Income (loss) per share, diluted	$(0.51)	$(0.66)	$0.85	$(2.69)

Dividends declared per common share	$—	$—	$—	$0.12
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